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                                                                    EXHIBIT 99.2

                                  RISK FACTORS



RISK FACTORS RELATING TO CONTINENTAL

         LEVERAGE AND LIQUIDITY

         We have a higher proportion of debt compared to our equity capital than some of our principal competitors. In addition, our cash resources are less than some of our principal competitors. A majority of our property and equipment is subject to liens securing indebtedness. Accordingly, we may be less able than some of our competitors to withstand a prolonged recession in the airline industry or respond as flexibly to changing economic and competitive conditions.

         As of September 30, 2000, we had:

         o approximately $3.2 billion (including current maturities) of long-term debt and capital lease obligations. In addition, we have minimum annual commitments under long-term operating leases of aircraft or aircraft engines; and

         o    approximately $1.2 billion in cash and cash equivalents.

         We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of September 30, 2000, we had agreed to acquire or lease a total of 78 Boeing jet aircraft through 2005. We anticipate taking delivery of 28 Boeing jet aircraft in 2000. We also have options for an additional 99 aircraft (exercisable subject to certain conditions). The estimated aggregate cost of our firm commitments for Boeing aircraft is approximately $4.1 billion. We currently plan to finance our new Boeing aircraft with a combination of enhanced pass through trust certificates, lease equity and other third party financing, subject to availability and market conditions. We had commitments or letters of intent for backstop financing for approximately 19% of the anticipated remaining acquisition cost of future Boeing deliveries. In addition, at September 30, 2000, we had firm commitments to purchase 28 spare engines related to the new Boeing aircraft for approximately $189 million, which will be deliverable through March 2005.

         As of September 30, 2000, Continental Express, Inc. ("Express"), our subsidiary that operates regional jet and turboprop aircraft, had firm commitments for 73 Embraer ERJ-145 50-seat regional jets, 75 ERJ-145XR 50-seat regional jets and 35 ERJ-135 37-seat regional jets, with options for an additional 100 Embraer ERJ aircraft exercisable through 2007. Express anticipates taking delivery of 22 ERJ-145 and 12 ERJ-135 regional jets in 2000. Neither we nor Express will have any obligation to take any such firm Embraer aircraft that are not financed by a third party and leased to us or Express.

         We expect to finance certain of our capital commitments through operating leases, which will increase our operating expenses. For 1999, cash expenditures under operating leases relating to aircraft approximated $758 million, compared to $702 million for 1998,


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and approximated $328 million relating to facilities and other rentals, compared to $263 million in 1998.

         Additional financing will be needed to satisfy our capital commitments. We cannot predict whether sufficient financing will be available for capital expenditures not covered by firm financing commitments.

         HISTORICAL OPERATING RESULTS

         We have recorded positive net income in each of the last five years. However, we experienced significant operating losses in the previous eight years. Historically, the financial results of the U.S. airline industry have been cyclical. We cannot predict whether current industry conditions will continue.

         SIGNIFICANT COST OF AIRCRAFT FUEL

         Fuel costs constitute a significant portion of our operating expenses. Fuel costs were approximately 9.7% of operating expenses for the year ended December 31, 1999, 10.2% for the year ended December 31, 1998 and 14.9% for the nine months ended September 30, 2000 (in each case excluding fleet disposition/impairment losses).

         Fuel prices and supplies are influenced significantly by international political and economic circumstances. We enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide some short-term protection (generally three to six months) against a sharp increase in jet fuel prices. Our fuel hedging strategy could result in our not fully benefiting from certain fuel price declines. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices or a reduction of scheduled airline service could result. Continuation of current high jet fuel prices and any price increases would materially affect our operating results.

         LABOR MATTERS

         In July 2000, we completed a three-year program bringing all employees to industry standard wages and also announced a phased plan to bring employee benefits to industry standard levels by 2003. The plan provides for increases in vacation, paid holidays, increased 401(k) company matching contributions and additional past service credit for most senior employees.

         The current status of our principal labor union agreements is as follows:

         o Continental's Pilots. In June 1998, a five-year collective bargaining agreement, retroactive to October 1997, was ratified by our pilots. The agreement becomes amendable in October 2002.

         o Express Pilots. In December 1998, Express and its pilots executed a new agreement. This agreement will become amendable on October 1, 2002.

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         o    Flight Attendants. In March 2000, our flight attendants ratified a
              54-month collective bargaining agreement, which becomes amendable in September 2004. In June 2000, Express flight attendants ratified a 54-month collective bargaining agreement that becomes amendable in December 2004. In November 2000, we announced a tentative collective bargaining agreement covering flight attendants of Continental Micronesia, Inc. ("CMI"), our subsidiary based in Guam, which is subject to ratification.

         o Dispatchers. Our dispatchers ratified a new five-year collective bargaining agreement in July 1998. The agreement becomes amendable in October 2003. In July 2000, Express and its dispatchers ratified a four-year collective bargaining agreement.

         o Mechanics. Our mechanics are covered by a new agreement signed in January 1999 that becomes amendable January 8, 2002. CMI's mechanics are covered by a collective bargaining agreement that becomes amendable March 31, 2001. In August 1999, Express' mechanics ratified a four-year collective bargaining agreement. The agreement becomes amendable in January 2003.

         CONTINENTAL/NORTHWEST ALLIANCE AND THE NORTHWEST TRANSACTION

         In November 1998, we and Northwest Airlines, Inc. (together with Northwest Airlines Corporation and its affiliates, "Northwest") began implementing a long-term global alliance involving extensive code sharing, frequent flyer reciprocity and other cooperative activities (the "Northwest Alliance"). Implementation of the Northwest Alliance continued throughout 1999 and is continuing in 2000. In a related transaction on November 20, 1998, a Northwest affiliate acquired an equity interest in our company from our principal stockholder and certain other parties. As of October 31, 2000, the Northwest affiliate held approximately 14.9% of the common equity interest and 52.6% of the fully diluted voting power of our company. In addition, as of October 31, 2000, Northwest held a limited proxy to vote certain additional shares of our common stock that would raise its voting power to approximately 56.9% of our fully diluted voting power.

         Our ability to finalize implementation of the Northwest Alliance and to achieve the anticipated benefits is subject to certain risks and uncertainties, including:

         o Disapproval or delay by regulatory authorities or adverse regulatory developments.

         o Competitive pressures, including developments with respect to alliances among other air carriers.

         o Customer reaction to the alliance, including reaction to differences in product and benefits provided by us and Northwest.

         o Economic conditions in the principal markets served by us and Northwest.


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         o    Increased costs or other implementation difficulties, including those caused by employees.

         o Our ability to modify certain contracts that restrict certain aspects of the alliance.

         On October 23, 1998, the Department of Justice ("DOJ") filed a lawsuit against us and Northwest challenging Northwest's acquisition of an equity interest in our company. The DOJ did not seek to preliminarily enjoin the transaction before it closed on November 20, 1998, nor is the DOJ challenging the Northwest Alliance. We are continuing to implement our alliance with Northwest. Trial of the DOJ lawsuit commenced on November 1, 2000 in the U.S. District Court for the Eastern District of Michigan.. Pursuant to the agreement in principle reached with Northwest, as described below, both we and Northwest agreed to support an adjournment of the DOJ lawsuit until November 14, 2000 (which adjournment was granted by the U.S. District Court on November 6, 2000 and subsequently extended until November 16, 2000). While it is not possible to predict the ultimate outcome of this litigation, we believe that this litigation will not have a material adverse effect on our company.

         On November 6, 2000, we issued a joint press release with Northwest announcing that we had reached an agreement in principle regarding the recapitalization of our Class A common stock, our repurchase of certain Class A common stock owned by Northwest and related matters as part of a proposal to settle the DOJ litigation discussed in the previous paragraph (the "Northwest Transaction"). The press release and certain information detailing the Northwest Transaction were filed as exhibits to our current report on Form 8-K filed on November 6, 2000, which is hereby incorporated herein by reference. If the Northwest Transaction occurs, it will significantly affect the Northwest Alliance.

RISK FACTORS RELATING TO THE AIRLINE INDUSTRY

         COMPETITION AND INDUSTRY CONDITIONS

         The airline industry is highly competitive and susceptible to price discounting. Carriers have used discount fares to stimulate traffic during periods of slack demand, to generate cash flow and to increase market share. Some of our competitors have substantially greater financial resources or lower cost structures than us.

         Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both internationally and domestically), international events, airline capacity and pricing actions taken by carriers. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. In the last several years, the U.S. economy has improved and excessive price discounting has abated. Recently, industry capacity and growth in the transatlantic market have resulted in lower yields and revenue per available seat mile in those markets. We cannot predict the extent to which these industry conditions will continue.


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         In recent years, the major U.S. airlines have sought to form marketing alliances with other U.S. and foreign air carriers. Such alliances generally provide for "code sharing," frequent flyer reciprocity, coordinated scheduling of flights of each alliance member to permit convenient connections and other joint marketing activities. Such arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on such airline's segment of flights connecting with alliance partners. The Northwest Alliance is an example of such an arrangement, and we have existing alliances with numerous other air carriers. Other major U.S. airlines have alliances or planned alliances more extensive than ours. We cannot predict the extent to which we will benefit from our alliances or be disadvantaged by competing alliances.

         In recent years, and particularly since its deregulation in 1978, the U.S. airline industry has also undergone substantial consolidation, and it may in the future undergo additional consolidation. For example, in May 2000, United Airlines, the nation's largest commercial airline, announced its agreement to acquire US Airways, the nation's sixth largest commercial airline, subject to regulatory approvals and other conditions. The impact on us of this pending transaction and any additional consolidation within the U.S. airline industry cannot be predicted at this time.

         REGULATORY MATTERS

         Airlines are subject to extensive regulatory and legal compliance requirements. These requirements impose substantial costs on airlines. In the last several years, the Federal Aviation Administration ("FAA") has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required significant expenditures. Such FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses in complying with the FAA's regulations.

         Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For instance, in 1999 "passenger bill of rights" legislation was introduced in Congress that would, among other things, have required the payment of compensation to passengers as a result of certain delays, and limited the ability of carriers to prohibit or restrict usage of certain tickets in manners currently prohibited or restricted.

         Restrictions on the ownership and transfer of airline routes have also been proposed. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us.

         The Federal Aviation Administration has designated John F. Kennedy International Airport ("Kennedy") and LaGuardia Airport ("LaGuardia") in New York, O'Hare International Airport in Chicago ("O'Hare") and Ronald Reagan Washington National Airport in Washington,


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D.C. ("Reagan National") as "high density traffic airports" and has limited the number of departure and arrival slots at those airports. In April 2000, legislation was signed eliminating slot restrictions beginning in 2001 at O'Hare and 2007 at LaGuardia and Kennedy. Slot restrictions at O'Hare, LaGuardia and Kennedy have already begun to be eliminated through exemptions for new entrants and small aircraft serving small and non-hub airports. Express has been awarded slot exemptions to permit it to provide extensive service at LaGuardia using regional jets. The Borough of Queens, the City of New York and the Mayor of New York have asked the U.S. Court of Appeals for the Second Circuit to review and reverse the Department of Transportation's decisions awarding slot exemptions at LaGuardia and JFK to Express and other carriers. The Port Authority of New York and New Jersey has recently taken action which purports to restrict the provision of additional service at LaGuardia during certain hours, which may adversely impact certain of our planned future services using such slot exemptions.

RISK FACTORS RELATED TO OWNERSHIP OF OUR COMMON STOCK

         ANTI-TAKEOVER PROVISIONS

         We have a rights plan pursuant to which one preferred stock purchase right is currently associated with each outstanding share of our common stock. Each of these rights entitles the registered holder to purchase from us one one-thousandth of a share of our junior preferred stock, par value $.01 per share, at a purchase price of $200 per one one-thousandth of a share, subject to adjustment. The rights have anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by the board of directors, including by means of a tender offer at a premium to the market price and, as a result, could delay or prevent a change of control or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interest. The rights should not interfere with any merger or business combination approved by the board of directors.

         Our certificate of incorporation and bylaws contain other provisions that could make it difficult for a third party to acquire us without the consent of our board of directors.

         Pursuant to the Northwest Transaction, if consummated, we will issue to Northwest a new series of preferred stock with a separate class vote in any required vote of our stockholders relating to certain changes of control affecting our company, If the Northwest Transaction is effected and the preferred stock issued, this may delay or prevent the acquisition of our company.

         In addition, unless and until the Northwest Transaction is consummated, the ownership of our stock by our principal stockholders could delay or prevent a third party from acquiring us.

         LIMITATION ON VOTING BY FOREIGN OWNERS

         Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this separate stock record if the amount so registered would exceed applicable


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foreign ownership restrictions. U.S. law currently requires that no more than
25% of the voting stock of our company (or any other domestic airline) may be owned directly or indirectly by persons who are not citizens of the United States.

         PAYMENT OF DIVIDENDS ON COMMON STOCK

         We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We have no obligation to pay dividends on our common stock and currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will depend on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including our common stock. As a result, we may not be able to pay dividends on our common stock.












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